Exhibit (e)(1)

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

Our charter documents require our entire board of directors to be elected annually. Our board has designated the persons listed below as candidates for election. Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates. In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the 2010 annual meeting or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Ten directors will be standing for election at the annual meeting. None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company. Pursuant to the stockholders agreement dated as of December 13, 2002 among First American, FirstMark Capital, L.L.C. (formerly known as Pequot Private Equity Fund II, L.P.) and us, First American and each of its affiliates have agreed to vote its shares for one nominee designated by FirstMark. However, FirstMark has not designated a nominee to the board of directors.

The board recommends a vote “FOR” the election of each nominee listed below.

Parker S. Kennedy. Chairman and Director since 2003, Mr. Kennedy, 61, has been the Chairman and Chief Executive Officer of our parent company, The First American Corporation, since 2003. He was President of The First American Corporation from 1993 until 2004. Prior to that time, he served as executive vice president from 1986 to 1993 and was appointed to its board of directors in 1987. Mr. Kennedy has been employed by The First American Corporation’s primary subsidiary, First American Title Insurance Company, since 1977. He was appointed Vice President of that company in 1979, joined its board of directors in 1981, appointed Executive Vice President in 1983, and became President in 1989. Mr. Kennedy graduated from the University of Southern California with a Bachelor’s degree in economics, and received his law degree from Hastings College of the Law, San Francisco.

Anand Nallathambi. Director since 2007, Mr. Nallathambi, 47, was appointed to serve as Chief Executive Officer of First Advantage in March 2007 and President of First Advantage in September 2005 following First Advantage’s acquisition of the Credit Information Group from The First American Corporation. He serves as a member of the First Advantage acquisition committee. Prior to joining First Advantage, Mr. Nallathambi served as President of The First American Corporation’s Credit Information Group and as President of First American Appraisal Services from 1996 to 1998. He also serves as a member of the board of the Consumer Data Industry Association, an international trade association. Mr. Nallathambi holds a Bachelor degree in Economics from Loyola University in Madras, India, and an MBA from California Lutheran University.

J. David Chatham. Director since 2003, Mr. Chatham, 58, also serves on the First Advantage Corporation’s audit committee and has been a director of The First American Corporation since 1989, and chairs its audit committee and is a member of the executive committee. Since 1989, Mr. Chatham has also been a member of the board of directors of First American Title Insurance Company, First American’s wholly-owned title insurance underwriter. He is President and Chief Executive Officer of Chatham Holdings, LLC, a real estate development company. Mr. Chatham graduated from the University of Georgia with a Bachelor of Business Administration degree, majoring in real estate and urban development, and completed the management of family-held corporation program at the Wharton School of Business at the University of Pennsylvania.

Barry Connelly. Director since 2003, Mr. Connelly, 68, also serves on the First Advantage Corporation’s audit, nominating and corporate governance committees. Mr. Connelly is a credit information consultant to foreign governments and financial services organizations around the world. He is a director on the board of Collection House LTD, a company listed on the Australian Exchange; a director on the board of Microbilt Corp., a privately-held credit services company; and also serves on the joint venture board of directors of Huaxia/Dun & Bradstreet China. In 2002, he retired from the Consumer Data Industry Association after 33 years of service, including eight years as President. Mr. Connelly graduated from the University of Missouri with a Bachelor of Journalism degree.

Jill Kanin-Lovers. Director since 2006, Ms. Kanin-Lovers, 57, serves as the chair of the First Advantage Corporation’s compensation committee and is part of its nominating and corporate governance committee. She is a member of the board of directors for BearingPoint, a global management and technology consulting firm, where she chairs the compensation committee and serves on the nominating and governing committees; Dot Foods, one of the nation’s largest food redistributors, where she chairs the compensation committee and serves on the nominating committee; and Heidrick & Struggles, a leading global search firm, where she chairs the compensation committee and serves on the audit committee. Currently, Ms. Kanin-Lovers teaches “Corporate Governance and Business Ethics” for the Rutgers University Mini-MBA program and “Executive Compensation” for the Rutgers University Global Executive HR Master’s program. Previously, she was Senior Vice President of Human Resources and Workplace Management at Avon Products, Inc., held a series of senior corporate human resources executive positions at American Express and IBM, and began her career in management consulting with Towers Perrin as Vice President and Manager responsible for global compensation practice. Ms. Kanin-Lovers holds a Bachelor degree from State University of New York, a Masters degree from the University of Pennsylvania and an MBA from the Wharton School of Business at the University of Pennsylvania.

Frank V. McMahon. Director since April 2006, Mr. McMahon, 49, in addition to serving on the board of directors of First Advantage Corporation, serves as the chair of its acquisition committee and serves on its compensation committee. He also serves as the Vice Chairman of The First American Corporation and is Chief Executive Officer of The First American Corporation’s Information Solutions Group. Previously, he was a Managing Director of the Investment Banking Division of Lehman Brothers, Inc. and was responsible for managing their western region financial institutions group, as well as their U.S. asset management sector from 1999 to 2006. Prior, Mr. McMahon was a Managing Director at Merrill Lynch. Mr. McMahon received a Bachelor degree in Economics from Villanova University and his MBA from Duke University.

Donald Nickelson. Director since 2003, Mr. Nickelson, 76, in addition to serving on the board of directors of First Advantage Corporation, chairs its nominating and corporate governance committee and is a member of its compensation committee and acquisition committee. Currently, he serves as Vice Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm; as a director of Adolor Corporation, where he is a member of the compensation committee and audit committee; on the advisory board of Celtic Pharmaceutical Holdings, L.P.; as Chairman of the advisory board of Celtic Therapeutics; and as Chairman of Cross Match Industries. Previously, Mr. Nickelson served as President of PaineWebber Group, an investment banking and brokerage firm, and as Lead Trustee of the Mainstay Mutual Funds Group. He has also served on numerous boards, including: as Chairman of the Pacific Stock Exchange; Omniquip International, Inc.; Greenfield Industries; Vie Financial Group; and Flair Corporation.Inc.; as director of the Chicago Board Options Exchange; W.P. Carey & Co., LLC; Royalty Pharma AG; Allied Healthcare Products; DT Industries; Selectide Corporation; and Sugen, Inc.

Donald Robert. Director since 2003, Mr. Robert, age 49, in addition to serving on the board of directors of First Advantage Corporation, is a member of its compensation committee. He serves as Chief Executive Officer and director of Experian Plc., an information technology business listed on the London Stock Exchange. Prior to his current appointment, Mr. Robert was Chief Operating Officer and President of Experian’s Information Solutions business unit before becoming Chief Executive Officer of Experian North America. Previously, he was a Group Executive of The First American Corporation with responsibility for its Consumer Information and Services Group; President of Credco, Inc., the nation’s largest specialized credit reporting company and now part of First Advantage Corporation. Mr. Robert holds a Bachelor degree in Business Administration from Oregon State University.

D. Van Skilling. Director since 2005, Mr. Skilling, 75, in addition to serving on the board of directors of First Advantage Corporation, serves as a member of its audit committee. Mr. Skilling is the President of Skilling Enterprises. He also currently serves as a member of the board of directors for several companies, including: The First American Corporation, where he is lead director and sits on the audit, nominating, corporate governance, and executive committees; Onvia, where he is a director, chairs the compensation committee, and serves on the nominating and governance committees; and American Business Bank, where he is a member of the compensation committee. He retired from his post as Chairman and Chief Executive Officer of Experian Information Solutions, Inc. (formerly TRW Information Systems & Services), following a 26-year career with them. Mr. Skilling earned an MBA in International Business from Pepperdine University and a Bachelor degree in both Chemistry and Zoology from Colorado College.

David Walker. Director since 2003, Mr. Walker, 55, in addition to serving on the board of directors of First Advantage Corporation, is the chair of its audit committee and serves on the acquisition committee. Mr. Walker, a Certified Public Account and a Certified Fraud Examiner, is currently the Director of the Programs of Accountancy and Social

Responsibility and Corporate Reporting in the College of Business at the University of South Florida, St. Petersburg, and is a consultant on corporate governance matters. Mr. Walker is also a member of the boards of directors of Chicos FAS, Inc., CommVault Systems, Inc. and Technology Research Corporation, Inc., where he chairs its compensation committee. Previously, he served as a partner with Arthur Andersen LLP. Mr. Walker earned a Bachelor degree from DePauw University in Economics and Mathematics, and an MBA from the University Of Chicago Graduate School Of Business.